Exhibit 99.1

Evercore Appoints Nigel Dawn and Naveen Nataraj as Co-Presidents

October 18, 2026

Co-President roles will add senior leadership depth as Evercore advances its strategic priorities

NEW YORK—(BUSINESS WIRE)—Oct. 18, 2026— Evercore (NYSE: EVR) today announced that its Board of Directors has appointed Nigel Dawn and Naveen Nataraj as Co-Presidents of the firm, effective January 1, 2027. Mr. Dawn and Mr. Nataraj will report to Chairman and Chief Executive Officer John S. Weinberg, who will continue to lead Evercore, its Management Committee and the firm’s strategic direction. Evercore’s Board and Mr. Weinberg have agreed that he will serve as Chairman and CEO for at least the next three years.

This new leadership structure will enable the firm to continue to build on its strategy for growth. In their new roles, Mr. Dawn and Mr. Nataraj will work closely with Mr. Weinberg, Roger C. Altman, Evercore’s founder and Senior Chairman, and the global senior leadership team to execute the firm’s strategy and drive global expansion. These appointments will strengthen Evercore’s ability to serve clients while preserving the values, culture and commitment to people that have long defined the firm.

Daniel Mendelow will become sole Head of U.S. Investment Banking, with responsibility for Evercore’s largest business. Jason Sobol will become Chairman of U.S. Investment Banking and will collaborate closely with Eduardo Mestre, who will remain Chairman of Global Investment Banking.

John S. Weinberg said, “As Evercore has grown and evolved, we see increased opportunities to bring value for our clients. This leadership structure will help us drive our strategy more effectively while reinforcing our commitment to clients, our values and our culture. Nigel and Naveen are accomplished leaders who will make important contributions in these roles. I am excited to continue working with them and with our global senior leadership.”

Roger C. Altman said, “Evercore is a different firm today, even compared with three years ago. It is much larger, broader and more global, and is competitively stronger. The firm will benefit from additional management resources to support John, and today’s announcement reflects that need. I could not have greater confidence in Nigel and Naveen and look forward to working with them in their new roles. Moreover, John’s leadership, judgment and deep commitment to our people and clients have been, and will continue to be, central to what we are building.”

Mr. Dawn has led the development of the market-leading global Private Capital Advisory (“PCA”) business, with teams in the United States, Europe and Singapore. Mr. Dawn will become Chairman of PCA and remain closely connected to the business and its clients.

During his tenure at Evercore, Mr. Nataraj has advised some of the firm’s most important clients on transactions across a broad range of industries. He will continue to advise clients and remain actively engaged in the firm’s Investment Banking business.

About Evercore

Evercore (NYSE: EVR) is a premier global independent investment banking advisory firm. We are dedicated to helping our clients achieve superior results through trusted independent and innovative advice on matters of strategic and financial significance to boards of directors, management teams and shareholders, including mergers and acquisitions, strategic shareholder advisory, restructurings and capital structure. Evercore also assists clients in raising public and private capital, delivers equity research and equity sales and agency trading execution, and provides wealth and investment management services to high-net-worth and institutional investors. Founded in 1995, the firm is headquartered in New York and maintains offices and affiliate offices in major financial centers in the Americas, Europe, the Middle East and Asia. For more information, please visit www.evercore.com.

View source version on businesswire.com: https://www.businesswire.com/news/home/20261018112796/en/

Media Contact:

Jamie Easton

Head of Communications & External Affairs

Communications@Evercore.com

Investor Contact:

Katy Haber

Head of Investor Relations & ESG

InvestorRelations@Evercore.com

Source: Evercore